Exhibit 25.2(a)(4)

STATE of DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE of TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment.

1.	Name of Statutory Trust: The Relative Value Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the trust is: First Trust Alternative Opportunities Fund

[set forth amendment(s)]

3. (Please complete with either upon filing or it may be a future effective date that is within 90 days of the filing date). This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 26 day of October, 2021 A.D.

By:
Trustee

Name:	Terrance P. Gallagher
Typed or Printed